                                                                   Exhibit (a)10

Buenos Aires, 14 de Noviembre de 2002


SENORES ACCIONISTAS
DE SIDERCA S.A.I.C.

En cumplimiento de lo resuelto por el Directorio de la Sociedad de fecha 14 de noviembre de 2002 y las Normas reglamentarias de la Comision Nacional de Valores, ponemos en vuestro conocimiento la opinion del Directorio respecto de la Oferta Publica de Canje comunicada por Tenaris S.A.


RECOMENDACION DEL DIRECTORIO DE SIDERCA S.A.I.C.

De acuerdo con la reglamentacion de la Comision Nacional de Valores ("CNV") la oferta de canje efectuada por Tenaris S.A. ("Tenaris") con fecha 7 de noviembre de 2002 califica como una oferta publica de canje en los terminos establecidos por la Resolucion General No 401/02 de la CNV ("RG401"). En este contexto, corresponde que el Directorio de Siderca S.A.I.C. (el "Directorio") - en virtud de lo dispuesto por la RG401 - redacte un informe detallado sobre (A) la oferta publica de adquisicion, que debera contener sus observaciones a favor o en contra, y (B) manifestar expresamente si existe algun acuerdo entre Siderca S.A.I.C. ("Siderca") y Tenaris, o entre esta y los miembros del organo de administracion de aquella.

Asimismo, el Directorio de Siderca debe:

C) (1) Opinar sobre la razonabilidad del precio ofertado en la oferta publica de adquisicion y (2) efectuar una recomendacion tecnica sobre su aceptacion o rechazo. Para ello, debera informar si ha requerido o no opinion de evaluadora especializada independiente debiendo, de corresponder, informar sobre los puntos principales de su contenido.

D) Informar sobre cualquier decision tomada o inminente o que estuviese en estudio de tomarse con posibilidades razonables de ser adoptada, que a juicio de los directores sea relevante a los fines de la aceptacion o el rechazo de la oferta.

E) Informar la aceptacion, o el rechazo, que se propongan realizar de la oferta, los directores y los gerentes de la primera linea, que sean accionistas de la emisora.

En cumplimiento de las obligaciones antedichas, el Directorio de Siderca, en su reunion de fecha 14 de noviembre de 2002, con la abstencion de los senores Directores Roberto Rocca, Paolo Rocca, [omisis] Roberto Bonatti; Ernesto Cosavella, Bruno Marchettini, Carlos M. Franck, Fernando Ricardo Mantilla y Federico Alejandro Pena, ha resuelto aprobar el presente informe respecto de la oferta de canje efectuada por Tenaris ("la Oferta de Canje") el cual incluye la recomendacion correspondiente.

A)   LA OFERTA DE CANJE - ANTECEDENTES (SINTESIS)

El presente informe y recomendacion del Directorio de Siderca a sus accionistas es efectuado en relacion con la Oferta de Canje descripta en los siguientes documentos: (i) en el comunicado de prensa realizado por Tenaris el 13 de septiembre de 2002, (ii) en el prospecto preliminar informativo adjunto a la presentacion efectuada por Tenaris a la CNV con fecha 19 de septiembre de 2002, (iii) en el prospecto definitivo de fecha 7 de noviembre de 2002 (el "Prospecto Argentino"), (iv) en el Registration Statement en Form F-4 presentado ante la Securities and Exchange Commission de los Estados Unidos de America (el "F-4"), (v) en la documentacion suplementaria, y (vi) en las correspondientes modificaciones efectuadas a dicha documentacion.

Bajo la Oferta de Canje, y sujeto a los terminos y condiciones establecidos para la misma, Tenaris ha ofrecido canjear:

o una accion nueva de Tenaris, de valor nominal U$S1 por accion, por cada 1,0933 acciones ordinarias Clase A de Siderca de valor nominal 1 peso por accion;

o un ADS nuevo de Tenaris (representativo de 10 acciones ordinarias de Tenaris) por cada 1,0933 ADSs de Siderca;

o una accion nueva de Tenaris, de valor nominal U$S1 por accion, por cada 0,9452 acciones ordinarias de Tubos de Acero de Mexico, S.A. de C.V. ("Tamsa"), sin valor nominal;

o un ADS nuevo de Tenaris (representativo de 10 acciones ordinarias de Tenaris) por cada 1,8904 ADSs de Tamsa; y

o una accion nueva de Tenaris, de valor nominal U$S1 por accion, por cada 12,0267 acciones ordinarias de Dalmine S.p.A. ("Dalmine"), de valor nominal euro 0,16 por accion.

Para la determinacion de las relaciones de canje propuestas Tenaris manifiesta que tuvo principalmente en consideracion:

o el promedio de las valuaciones diarias relativas entre Siderca, Tamsa y Dalmine de los ultimos 180 dias inmediatamente anteriores al 13 de septiembre de 2002, fecha en la cual Tenaris anuncio su intencion de obtener aprobacion de la oferta de canje. Dichas valuaciones fueron calculadas comparando la capitalizacion de mercado diaria de Siderca, Tamsa y Dalmine, en base a los precios de cierre de cada fecha de negociacion de los ADSs de Siderca en NYSE, de los ADSs de Tamsa en AMEX y de las acciones de Dalmine en el Mercato Telematico Azionario administrado por Borsa Italiana; y

o el valor (aproximadamente U$S 70 millones) atribuido a las tenencias de Tenaris en otras companias, las que incluyen el 100% de Tenaris Global Services, 27% de Metalmecanica S.A. y 52% de Metalcentro S.A.

La obligacion de Tenaris de consumar el canje y aceptar las acciones y ADSs de Siderca o Tamsa y las acciones de Dalmine que les sean presentadas bajo la Oferta de Canje esta sujeta a varias condiciones.

Por ejemplo, Tenaris no estara obligada a consumar la Oferta de Canje, ni a aceptar las acciones y ADSs de Siderca y Tamsa que le sean presentados, a menos que un numero suficiente del total de las acciones de Siderca en circulacion (en forma de acciones o ADSs) y del total de las acciones de Tamsa en circulacion (en forma de acciones o ADSs) sean presentadas validamente en canje y no retiradas, de manera que, luego de la consumacion de ambas ofertas de canje, Tenaris sea tenedora, directa o indirectamente, de mas del 80% del total de las acciones ordinarias de Siderca en circulacion y mas del 80% del total de las acciones ordinarias de Tamsa en circulacion (en cada caso, en forma de acciones o de ADSs). De conformidad con lo expresado, la oferta de canje se encuentra condicionada a la presentacion valida sin retiro posterior, de mas del 8,83% de las acciones ordinarias en circulacion de Siderca y mas del 28,16% de las acciones ordinarias en circulacion de Tamsa.

Adicionalmente, Tenaris no estara obligada a consumar la oferta de canje respecto de Dalmine a menos que un numero suficiente del total de las acciones de Dalmine en circulacion sea presentado validamente en canje y no retirado, de manera que, luego de la consumacion de la Oferta de Canje, Tenaris sea tenedor, directa o indirectamente, de mas del 90% del total de las acciones ordinarias de Dalmine en circulacion. Conforme esto, la Oferta de Canje respecto de Dalmine se encuentra condicionada a la presentacion valida sin retiro posterior, de mas del 42,78% de las acciones en circulacion de Dalmine.

Asimismo, y sujeto a las normas aplicables, Tenaris podria decidir no consumar la Oferta de Canje si se impusiera cualquier restriccion legal o prohibicion a la oferta de canje, o si ocurriera respecto del negocio de Tenaris, Siderca, Tamsa o Dalmine cualquier circunstancia que produzca un efecto sustancial adverso, o no se obtuvieran las aprobaciones gubernamentales requeridas, incluyendo las aprobaciones de cotizacion. Un mayor detalle de la informacion aqui resumida como antecedente sobre estas y otras condiciones de la Oferta de Canje, se encuentra en el Prospecto Argentino y el F-4.

Tenaris se ha reservado el derecho de disminuir los volumenes minimos de adquisicion de acciones de Siderca, Tamsa o Dalmine a los que se encuentra sujeta la oferta de canje.

A fin de conocer todos los detalles de la Oferta de Canje, el Directorio recomienda consultar el Prospecto Argentino y demas documentacion complementaria provista por Tenaris o su agente en relacion con la Oferta de Canje.


B.1) OPINION SOBRE LA RAZONABILIDAD DE LA OFERTA DE CANJE

El Directorio debe opinar sobre la Oferta de Canje en si, incluyendo la razonabilidad de la relacion de canje propuesta, los beneficios que puede traer aparejados para los accionistas de Siderca que acepten participar en la Oferta de Canje, y los beneficios que puede traer aparejados a Siderca la reorganizacion global de los negocios de Tenaris y sus afiliadas, incluida Siderca (conjuntamente el "Grupo Tenaris"), todo lo cual ha sido anunciado por Tenaris como objetivo estrategico.

Dicho analisis ha sido realizado por el Directorio sobre la base del leal saber y entender de los directores que lo integran, sobre la base de la informacion provista por Tenaris, el conocimiento del negocio de Siderca y los datos objetivos de la Oferta de Canje.

Los directores han considerado tambien, entre otras variadas cuestiones, la posicion competitiva de Siderca si mantuviera su actual composicion accionaria y estructura corporativa, incluyendo la rigidez operativa que resulta del control de sociedades con accionistas minoritarios no comunes.

Respecto de los beneficios de participar en la Oferta de Canje, Tenaris anuncio que a traves de la Oferta de Canje busca aumentar la visibilidad del negocio de tubos de acero de las sociedades que integran el Grupo Tenaris; alinear los intereses de todos los accionistas de Siderca, Tamsa y Dalmine; generar mayores sinergias operativas y administrativas y proporcionar una oportunidad de inversion mas atractiva en el sector de tubos de acero, con el proposito de fortalecer su posicionamiento competitivo global y ampliar sus oportunidades de crecimiento a futuro. De realizarse la Oferta de Canje, y de resultar esta exitosa, Tenaris se convertiria en una compania global, cuyas acciones serian negociadas en varios mercados, con ventas netas "pro-forma" por U$S 3.100 millones en 2001, y con capacidad de produccion, comercializacion y distribucion estrategicamente ubicada para servir a clientes operando en las principales areas petroleras, gasiferas e industriales del mundo.

En la actualidad el conjunto de sociedades que integran el Grupo Tenaris controla una capacidad de produccion de aproximadamente 3,1 millones de toneladas de tubos sin costura y 0,85 millones de toneladas de tubos soldados.

Si bien todos o algunos de los objetivos perseguidos por Tenaris mediante la Oferta de Canje podrian no alcanzarse, el Directorio estima razonable considerar que los accionistas que participen en la Oferta de Canje se verian beneficiados por los ahorros de costos que pudieran significar las sinergias logradas y las ventajas que resulten de una administracion guiada preponderantemente por consideraciones de eficiencia economica, en lugar de influida por la necesidad de propiciar y mantener un equilibrio entre las oportunidades de negocios de la sociedad y sus subsidiarias.

Asimismo, los actuales inversores de Siderca que acepten el canje propuesto por Tenaris podrian participar en una compania productora a escala global de tubos de acero de mayor envergadura y geograficamente bien diversificada, la cual tendria la libertad de alocar sus ordenes de produccion de manera mas eficiente entre sus plantas productoras al no tener que prevenir o adoptar medidas que eviten los eventuales conflictos de interes entre los accionistas de Siderca, Tamsa y Dalmine.

En tal sentido debe tambien considerarse que en caso de resultar exitosa la Oferta de Canje los accionistas controlantes de Siderca continuaran siendo los accionistas de control de Tenaris. En relacion con ello, se destaca que todas las acciones emitidas por Tenaris gozan de los mismos derechos politicos y que el accionista de control no se ha reservado ventaja politica alguna respecto de las acciones ofrecidas en canje a los accionistas minoritarios.

Los accionistas que acepten el canje se beneficiarian tambien por ser titulares de una accion que gozaria de mayor liquidez, tendria una mayor base de inversores y atraeria en mayor medida la atencion de la comunidad inversora internacional que las acciones de Siderca.

Respecto del periodo de 180 dias tomado por Tenaris para establecer las relaciones de canje relativas, el mismo parece razonable siendo que coincide con el criterio adoptado por la legislacion argentina para la determinacion del valor de sociedades con titulos cotizados en mercados publicos (Anexo I al Capitulo XXVII, Articulo 24, incorporado al texto ordenado de las normas de la Comision Nacional de Valores por la Resolucion General 401/2002 de dicho organismo). Dicha opinion, es compartida por la mayoria de los analistas que se han expedido sobre la transaccion. El valor de US$70M otorgado a la red comercial y otros activos de sociedades que no cotizan aportados por el Grupo Techint, parece razonable considerando la informacion historica de los volumenes de ventas y comisiones pagadas a dicha red comercial provista por Tenaris, asi como el valor razonable atribuible a las participaciones en Metalmecanica S.A. y Metalcentro S.A. La correccion de los calculos de las cotizaciones ha sido verificada por PricewaterhouseCoopers. Dicha firma tuvo tambien en cuenta la opinion de la firma que valuo los activos aportados a Tenaris para fines de la legislacion de Luxemburgo.

Finalmente, la firma Credit Suisse First Boston ha sido contratada por la Sociedad para proveer una opinion al Directorio desde el punto de vista financiero sobre la relacion de canje propuesta. Dicha entidad concluyo, con base en y sujeto a los presupuestos descriptos en tal opinion, que la referida relacion de canje es equitativa ("fair") desde el punto de vista financiero para los accionistas de Siderca distintos del Adquirente.


B.2) RECOMENDACION TECNICA

Haciendo una evaluacion integral y ponderando las condiciones favorables y desfavorables analizadas en el apartado B) precedente, la recomendacion tecnica del Directorio de Siderca es que aceptar la Oferta de Canje deberia resultar beneficioso para el accionista de Siderca.

C) EXISTENCIA DE DECISIONES TOMADAS O INMINENTES QUE A JUICIO DE LOS DIRECTORES SEAN RELEVANTES A LOS FINES DE LA ACEPTACION O RECHAZO DE LA OFERTA.

No existen decisiones tomadas o inminentes que segun el criterio de este Directorio sean relevantes a los fines de la aceptacion o rechazo de la oferta.

D) ACEPTACION O RECHAZO QUE SE PROPONGAN REALIZAR DE LA OFERTA LOS DIRECTORES Y GERENTES DE LA PRIMERA LINEA GERENCIAL, QUE SEAN ACCIONISTAS DE LA SOCIEDAD EMISORA.

Los directores y gerentes de la primera linea gerencial de Siderca que poseen acciones de Siderca, senores Roberto Rocca (192.498 acciones), Federico A. Pena (33.000 acciones) y Fernando R. Mantilla (8.800 acciones) han manifestado su intencion de aceptar la Oferta de Canje.

E)   ACUERDOS ENTRE TENARIS, SIDERCA, Y/O MIEMBROS DEL DIRECTORIO DE SIDERCA.

El directorio no tiene conocimiento de que existan al dia de la fecha acuerdos entre la Sociedad o los miembros del directorio con Tenaris. El Dr. Paolo Rocca ha sido designado como CEO de Tenaris. Los contratos con partes relacionadas se encuentran descriptos en el Prospecto.

                                   Horacio de las Carreras
                                   Secretario del Directorio
                                       SIDERCA S.A.I.C.